Exhibit 99.1
A-B Strategic Plan — Prepared Remarks Friday 6/27/08 7:30 a.m. Central
Operator
Good morning ladies and gentlemen. We are ready to begin Anheuser-Busch Companies’ Teleconference. Mr. Sauerhoff, you may proceed with your opening remarks.
Dave Sauerhoff — Anheuser-Busch Companies, Inc. — VP of IR
               Good morning. I am David Sauerhoff, Vice President, Investor Relations at Anheuser-Busch.
We issued a press release on our Board of Directors’ response to InBev’s proposal on Thursday and it is available on our corporate website, as are the supporting slides for this investor conference. The release and this teleconference contain forward-looking statements, and actual results might differ materially from these projections. Additional information on factors that could affect the company’s future operations, earnings and prospects is included in the press release and the company’s most recent Form 10-K. The company disclaims any obligation to update or revise any of the guidance provided in this teleconference.
The slides posted on our website contain a disclosure and reconciliation of all the non-GAAP financial measures we will be using in this teleconference, including any differences between reported and normalized results.
Also please note that our comparisons of U.S. beer wholesaler sales-to-retailers are stated on a comparable selling day adjusted basis, unless otherwise indicated.
For members of the media listening today, please direct your inquiries following the call to Terri Vogt in the Anheuser-Busch Public Relations department.
Participating with me on the call today are August Busch IV, President and Chief Executive Officer of Anheuser-Busch, W. Randolph Baker, Vice President and Chief Financial Officer, John Kelly, Vice President and Controller, and David Peacock, Vice President — Marketing for Anheuser-Busch Inc.
It is now my pleasure to turn the call over August Busch IV. August ...
August Busch IV — Anheuser-Busch Companies, Inc. — President and CEO
               Thank you Dave. In a moment, I am going to have Randy Baker, our CFO, take you through a performance update for Anheuser-Busch and provide details to our strategic plan. Before I do this, let me first speak to our announcement yesterday. Anheuser-Busch’s Board of Directors took InBev’s proposal very seriously. At the end of the day, after multiple meetings with independent advisors, Anheuser-Busch’s Board found InBev’s proposal too low relative to the value compared to other transactions in the beer industry and involving iconic brands. And it is too low in comparison with the value created by Anheuser-Busch’s own strategic plan. Accepting a proposal of $65 per share would transfer value from Anheuser-Busch’s shareholders to InBev’s shareholders...an outcome our board could not allow. The value InBev claims to offer in proposing $65 per share assumes cost reductions Anheuser-Busch can achieve independently. Our management team is in the best position to determine how to reduce costs and enhance efficiency most effectively.

               The Board thoroughly reviewed analyses from our advisors as well as management. The Board reviewed a wide range of potential strategic alternatives and they held meetings both with and without management and both as a full Board and separately with independent directors. This is a Board comprised of some of America’s top business leaders who have run such companies as AT&T, JP Morgan, Baxter Pharmaceuticals, Ikon Office Solutions, Enterprise Rent-A-Car, and non-profits like Girls Inc., among others. The Board also includes accomplished professionals from outside of traditional business. Make no mistake about it, this is an excellent Board and they followed a very thorough process while assessing InBev’s proposal.
               In yesterday’s letter to InBev, we cited several reasons for the Board’s decision that InBev’s proposal was inadequate and not in the best interest of Anheuser-Busch shareholders. Some of the reasons given were:
•	The value of our premier, iconic brands. Our brands were built through years of investment and ingenuity. Today we continue to increase the value of these brands through our creative marketing and through innovation. Our new mega-brand strategy has helped us unlock new value within our existing brands as we expose ourselves to new consumers. There is no better example of this than our successful launch of Bud Light Lime. This brand continues to gain share of volume and dollars as it enhances the overall value of the Bud Light franchise.
•	The success of Bud Light Lime is also evidence of the value created by our leadership position in the US market. With almost a 50 percent market share and a broad portfolio of brands across all segments, we are able to leverage the strength of a focused, world-class distribution system to drive superior performance. With the most balanced and comprehensive portfolio in the US, and with the US by far the most profitable beer market in the world, we are able to capitalize on every opportunity to drive profitable, sustainable growth through new marketing programs, aggressive retail execution and innovative new products. This is evident as we use new consumer insights from a year-long consumer study to refine the messages behind our brands and create new products to source growth. Today, we are growing share in measured accounts and recently we are seeing volume growth above our original expectations this Summer.
•	We referenced our equity investments in leading international partners as an under-valued component of our business in our letter to InBev. Our 50% position in Grupo Modelo allows our shareholders to realize and share in both the growth of the Mexican beer market — one of the world’s most profitable — and the US import beer market. Like Anheuser-Busch, Modelo has also built an iconic global brand of their own with the Corona brand which continues to find growth in new markets. We also have been able to work closely with Modelo on best practice sharing and the benchmarking of certain processes which will help contribute to the enhanced strategic plan we will discuss later in this teleconference.
                    Beyond Modelo, we have a very successful investment and partnership with Tsingtao — a leading Chinese brewer and partner. The Tsingtao brand continues to be a leading premium brand in China and is considered a national asset by that country’s people. We have worked closely with Tsingtao to share best practices which have resulted in benefits for both companies. Our business in China continues to deliver very good profits and strong growth. As that market continues to grow we are well-positioned to capitalize on the economic development taking place there today. It was clear to me, a few months back when visiting China for our annual sales convention that our efforts to expand Budweiser, the leading super-premium brand in China, to 100 new markets is paying off now — and will yield significant results over the long term.

•	While Budweiser leads the super-premium category in China today, the brand also sells in more than 80 other countries across the globe. This high level of market access makes Budweiser one of America’s most admired and popular brands world-wide.
               As you can see, our business is built on brands, it is rooted in a philosophy where investment and partnerships provide the environment for enhanced brand growth globally and where innovation enables us to continue to grow the top-line in the US.
•	What is new today is a competency we don’t often discuss. We have been credited as successful brand builders and aggressive marketers, but we have another skill that has been developed more recently. We are sharing a new strategic plan today that will combine our capabilities in driving top-line growth with a renewed cost discipline that was most recently evident in our productivity program we call Blue Ocean. For years, we have effectively managed costs and led our US competitors in containing cost inflation in our production process. Recently, high commodity costs have made this more difficult. As we began seeing commodity costs continue to escalate and as Miller and Coors began disclosing proposed synergies stemming from their pending joint venture, I asked our management team to begin developing a more aggressive cost control program. When I transitioned into the CEO role, I began seeing opportunities across the organization to streamline processes, benchmark activities both internally and with partners in an effort to ultimately simplify our operation. This is when Blue Ocean was created. The Blue Ocean is a nautical reference that speaks to moving away from the safety of the shore to where the deepest part of the ocean exists. We needed to break from a conservative culture where changing how we operated was sometimes feared.
               Over a year ago we announced this program as a $300MM — $400MM cost savings effort and since then we have continued to increase the goal. Today, we are announcing a new goal — over $1B in savings with the majority occurring this year and next. We can do this because our more than 30,000 employees are truly acting like owners more and more as we empower them more everyday. Every one of our employees can make a difference in our operations and, collectively, we will see that difference manifest in significantly better results. Last Fall, we revised our employee incentive programs to more closely tie bonuses to operating performance. Earlier this year we enacted a zero overhead growth approach with our staff groups. Changes like this have led to savings opportunities in excess of our original expectations. This is why we can share a new plan with you today.
               We also continue to see commodity cost escalation and food and beverage inflation in excess of our original projections. Given this, the environment for increased pricing is favorable and we now plan on revenue per barrel increases greater than 4% in each of 2008 and 2009. This increased revenue will help offset cost increases and provide earnings upside to our plan.
               Now, as we embark on this new course, we will remain true to our core tenets. We will not compromise the quality our consumers expect from our products. We will continue to invest behind our brands and innovate across our portfolio. We will continue to value ALL of our employees and their contribution. We will continue to act in a socially and environmentally responsible manner. And, most of all, we will increase our focus on driving both sustainable long-term growth as well as substantially improved short-term results in an effort to build shareholder value. I want to emphasize that this is a plan that was well into its development prior to these rumors. This management team, after months of intense work, is 100% committed to taking the actions necessary to deliver our strategic plan and our objective of $3.90 of EPS in 2009.

          As I transition this teleconference to Randy, I can assure you that our company and our Board of Directors remain very open to any ideas that generate shareholder value. It is this mandate that enables us to share an enhanced earnings plan with specifics on how we will deliver on an accelerated total revenue and Blue Ocean productivity objectives. Today we unveil a new Anheuser-Busch: focused on strong, sustainable results for today and the long-term. Now I’ll ask Randy to update you on our improving 2008 performance, review our new strategic plan in some detail as well as provide more insight into the Board’s response to InBev’s proposal. Randy.
W. Randolph Baker — Anheuser-Busch Companies, Inc. — VP and CFO
          Thank you, August, and good morning everyone.
As we have discussed with the investment community, over the past 2 years A-B has undertaken a series of initiatives to position the company for long-term profit growth.
•	We significantly broadened our brand portfolio to increase our participation in high-end, high growth beverage segments, including import and craft beers, innovative new high-end brands, as well as energy drinks.
•	We have transformed our selling system, investing in both people and technology, with a 40% increase in our sales force, a new Region Management structure, and the implementation of our state-of-the-art Mobility hand-held sales technology.
•	We have conducted a major consumer segmentation project to enhance our brand positioning and innovation efforts.
•	This year, we are increasing our media spending by 15%, primarily for our Budweiser and Michelob families, with new creative messages and media plans to reach a wide ranging consumer audience. And Anheuser-Busch will, once again, be a major advertiser on the Olympic games this summer.
We are now beginning to see improved results from the series of actions taken.
•	A-B’s total sales to retailers are up 0.8% quarter-to-date with A-B produced brands up 0.6%, despite unfavorable weather in key markets in May and June. The July 4th day in week timing will negatively impact reported second quarter STR results this year, but will significantly benefit July sales.
•	A-B’s share performance at the consumer level, according to IRI supermarket scanner data, is showing significant improvement. During the past 4 weeks, A-B gained 8/10th of a share point in volume, and 1.2 points in dollar share.
•	A-B’s innovation efforts are clearly paying off. In the most recent week, Bud Light Lime’s market share reached 1.3%, with an average case equivalent price 47% higher than Bud Light in IRI data. Landshark and Bud and Bud Light Chelada together represent another 4-tenths of a share point according to IRI, with average case equivalent pricing that is approximately 70% above Bud Light. And we have announced plans for another innovative new product, Budweiser American Ale, to be introduced this October.
The domestic pricing environment continues to be favorable, including the outlook for the important Fourth of July holiday.

The cost environment, however, remains very challenging due to ongoing commodity cost pressures. We previously stated that our U.S. beer company has an objective of maintaining gross margins in 2008, which we achieved in the first quarter of this year.
While savings from our Blue Ocean productivity improvement efforts have significantly exceeded our original expectations, commodity cost inflation also continues to exceed our expectations. We do not at this time expect our U.S. beer company to hold gross margin in the second quarter. On a consolidated basis, A-B’s gross margin declined 10 basis points in the first quarter, and we expect a similar decline in the second quarter.
With an outlook for continuing commodity cost pressures this year and next, A-B has expanded and accelerated our Blue Ocean cost reduction program as a key part of our new strategic plan.
               As August mentioned, our Blue Ocean cost reduction initiative was first announced at our Bud Investor Conference in May of 2007, with a target to save 300 to 400 million dollars over the next 4 years — 2007 through 2010. At our CAGNY presentation in February this year we stated that A-B had a major effort underway to expand the Blue Ocean program. Because the planning work was still in progress, we were not in a position to provide details, but stated that we hoped to achieve $500 million or more in savings during the 4-year period.
               As a result of the continuing efforts across the company to reduce costs and improve efficiency, we are now targeting $1 billion of cumulative, sustainable savings for 2008-2010, with 75% of the savings in the first 2 years. And let me be clear. We are committed to delivering these cost savings for bottom line profit growth.
               Approximately 70% of the savings are in cost of goods sold, excluding personnel costs, with 30% in personnel and G&A savings.
               Within COGS, we have 5 major categories.
•	Process benchmarking in all of our breweries across a wide range of processes to increase efficiencies and reduce cost.
•	Energy and Environmental initiatives to reduce reliance on expensive natural gas and fuel oil through projects such as renewable fuel boilers and bio-energy recovery systems.
•	Supply Chain savings, in part enabled by SKU reductions.
•	Improved Materials Usage, including projects related to our environmental initiatives.
•	Business Process Redesign using technology to further centralize brewing control rooms and automation of warehouse functions.
               Part of our plan to reduce costs and improve efficiency is a new early retirement program to be offered to salaried A-B employees in the third quarter this year, with a target of reducing our salaried workforce by 10% to 15% through this program and attrition. There will be a one-time cost associated with this program, to be recognized in the 4th quarter.

               Along with the early retirement program, there will be reorganizations to enhance efficiency and effectiveness, and to empower our employee team. In addition, all staff functions in the company have been working on a zero overhead growth project, with widespread reduction in non-salary spendings.
               The continuing commodity cost pressures are impacting A-B, as well as most food and beverage companies. And the unprecedented increase in diesel fuel prices has significantly impacted our wholesalers.
               Accordingly, we now plan to accelerate our 2009 price increase plan, taking over 95% of our actions in September and October this year, with only a few actions planned to take place in the first quarter of 2009. Our pricing actions are expected to cover over 85% of our volume, with increases targeted on a brand, package, and market basis. Overall, we expect to achieve 4% revenue per barrel growth, including mix, for 2008 and 2009.
               With our expanded cost reduction program and fall price increases, but with continuing commodity cost pressures, we expect to achieve our objective of a slight increase in gross margin this year at both the consolidated and U.S. beer company levels. In 2009 we should achieve a larger increase in gross margins due to the full year impact of our cost reduction program and the 2009 price plan. We are targeting a 100 basis point gross margin increase in 2009 from the 2007 levels for our U.S. beer company.
               With the efficiencies gained through the personnel and G&A portion of our Blue Ocean program, we expect greater increases at the operating profit level. We are targeting a 300 basis point increase from 2007 to 2009 in our consolidated operating profit margin. And in 2011 and 2012 we expect to return to the operating margin levels we achieved in 2003 and 2004.
               While increasing U.S. market share continues to be our objective, our strategic plan does not rely on market share growth and assumes level A-B market share throughout the plan.
               In addition to these major initiatives to accelerate U.S. beer profit growth, International Beer will continue to make significant contributions to A-B’s profit growth in our business plan.
               A-B’s 50% equity stake in Modelo is the largest contributor to international profits. Mexico is an excellent beer market with good volume and profit growth. Modelo has a 56% share in Mexico and is the brewer of Corona, the number one import beer in the U.S.
               Like Anheuser-Busch, Modelo has also been making investments in the short-term in order to enhance longer-term profit growth. Examples include the conversion of their U.S. import structure last year, the implementation of SAP, the restructuring of their Extra convenience store chain, and a new brewery under construction in Northern Mexico.

               In the short-term, costs relating to these activities have impacted results and we have indicated that we expect our equity income to decline this year. We expect Modelo’s results to improve sequentially and Modelo to return to being a substantial contributor to A-B’s profit growth next year and beyond.
               A-B has also been investing for long-term profit growth in China. China is the world’s largest and fastest growing beer market. Budweiser is firmly established as the leading super premium brand in China, and A-B also has a 27% equity stake in Tsingtao, the leading premium brewer in China. Our wholly-owned Harbin gives A-B a rapidly growing Chinese premium brand plus a significant position in the popular segment in Northeastern China. A-B is in the process of expanding sales territories for Budweiser and the Harbin premium brands into 100 additional major cities, reaching 250 million people. We are also integrating Budweiser and Harbin operations, further developing our wholesaler system, building two breweries to support our growth, and developing a very strong local management team.
               A-B is profitable in China and as our China profit base gets bigger, its rapid growth will have increasing impact.
               Budweiser is the leading brand in Canada, which is an important contributor to international profit growth for A-B. Our recent restructuring initiatives in the U.K. are also having a significant positive impact on A-B’s International beer profits this year.
               A-B is establishing a business platform in India, a beer market with significant long term growth potential. A-B recently purchased the remaining 50% ownership interest of our joint venture partner in India.
               While 2008 will be an exception, we expect our international beer segment to continue to add 3 percentage points to A-B’s consolidated earnings per share growth going forward.
               Increasing free cash flow and return on capital are other key objectives of our Strategic Plan.
               We have lowered our capital spending targets for 2008 and 2009 by $100 million and $200 million, respectively. Going forward, we will be targeting CAPEX at 3.5 to 4 percent of net sales, with higher required returns on our annual capital spending. We are projecting a 500 basis point improvement in return on capital employed by 2010 vs. the level achieved in 2007.
               With this reduction in capital spending, coupled with accelerated earnings growth, we expect to see a significant increase in A-B’s operating and free cash flow in 2009.
•	Operating cash flow is expected to increase approximately $350 million by 2009 vs. 2007.

•	Free cash flow in our Plan increases approximately $500 million by 2009.
               Under our Strategic Plan, dividend growth should accelerate in line with earnings growth, and we plan another major increase in share repurchasing.
               In order to utilize our cash flow and balance sheet more efficiently, in December 2006 we adopted a new more aggressive leverage policy, targeting 25 to 30 percent cash flow to total debt. We now plan to move to the lower end of this range by 2009. Our share repurchase guidance for this year increases from $2 billion to approximately $3 billion, with about $4 billion planned for 2009, as always subject to potential acquisition and investment opportunities.
               In our new strategic 5 year plan, projected U.S. beer company profit growth averages 8% per year, significantly exceeding our previously stated 3 to 5 percent long-term profit growth objective.
               Likewise, higher leverage and higher share repurchase will drive the contribution of share repurchase, other corporate items, and non-beer well above the 2 to 3 percentage point contribution to EPS growth we have previously cited in our long-term model.
               Under this new Plan, 2008 normalized earnings per share growth is now expected to be in the low double-digit range, well above the analyst consensus of approximately 8 percent.
               Updating key earnings drivers for this year ...
•	Revenue per barrel is now expected to increase approximately 4 percent, heavily weighted to the 4th quarter price increase, which will boost normalized EPS growth in that quarter dramatically.
•	Cost of goods sold per barrel is expected to increase less than revenue per barrel, yielding a small improvement in gross margin.
•	Consolidated marketing, distribution and administrative expense is now also expected to be up slightly less than revenue per barrel, with operating profit margins therefore increasing more than gross margins.
•	We now expect international beer operations profits to increase over 35%.
•	Equity income continues to be expected to decline in 2008 versus normalized 2007, most likely in the low to mid single digits. Recognize that A-B’s equity income results will differ from Modelo’s reported results due to our one month accounting lag and differences in U.S. GAAP and Mexican GAAP.
•	We now expect entertainment division profits to be up high single digits.
•	Packaging segment profits are still expected to decline low double digits in comparison with very strong 2007 results.
•	We now expect net interest expense to be up $10 to $20 million.
•	Capital spending should be around $875 million.
•	We expect very strong EPS growth in the fourth quarter, driven by the timing of the price increase, cost reductions and a favorable year-over-year comparison. EPS for the second and third quarters should be up mid single digits. Full year EPS growth should be in the low double-digit range, with a target of $3.13 per share.
               In the Strategic Plan we have outlined today, we expect A-B earnings per share growth in 2009 to be close to 25 percent, with a $3.90 per share objective. This is substantially above the current analyst consensus, and is driven primarily by the full year impact of our cost reduction program and our pricing actions. We expect double-digit EPS growth for the remaining 3 years of our plan off of the new $3.90 per share base.
Yesterday our Board of Directors unanimously determined that InBev’s non-binding proposal to acquire Anheuser-Busch for $65 per share significantly undervalues our company and its future growth prospects.
In their review of the adequacy of InBev’s proposal, our financial advisers emphasized that Anheuser-Busch is a truly unique brewing asset and the acquisition of A-B would be unlike any other brewer acquisition, especially given the value of our iconic brands and our substantial market share leadership in by far the most profitable beer market in the world.
InBev’s $65 per share proposal represents a 14% premium to A-B’s June 10 stock price, the day prior to the proposal. It is a 23.6% premium to A-B’s May 22 stock price, which was the day before the Financial Times article concerning the rumor of an InBev bid for A-B. Even if the average price for the month prior to the Financial Times article is used, A-B’s price was nearly $51, and the premium is 28%. These compare unfavorably to the premia for large global cash deals. InBev, of course, selected a low point to inflate their calculation.
InBev’s $65 per share proposal represents only an 11.5 multiple of A-B’s 2007 actual EBITDA, including our share of Modelo. This is significantly lower than the 12 multiple claimed by InBev, which appears to be rounded up. This difference alone would represent $2.5 billion of value, or over $3 per A-B share. But our financial advisers concluded that for comparisons our EBITDA should include the Last Twelve Months for the appropriate 2008 period ... with a mid-year multiple close to 11, and a full year 2008 multiple close to 10.5
This multiple is very low relative to brewing industry transaction multiples, including the nearly 14x EBITDA multiple recently paid for Scottish & Newcastle, or the almost 13 times multiple paid by Heineken for the mature market assets of S&N. And, as previously noted, there has never been an iconic beer brand transaction comparable to Budweiser. The EBITDA multiple implied in InBev’s proposal is especially low compared with other iconic food and beverage brand transactions in the 15 to 20 range.

As InBev presented in their investor teleconference, paying $65 per share for Anheuser-Busch would be an excellent deal for InBev shareholders — accretive to InBev earnings per share by the second year. But for the reasons cited in this teleconference, $65 per share is clearly inadequate and would represent a transfer of value from A-B to InBev shareholders.
Accordingly, the Anheuser-Busch Board of Directors has rejected InBev’s proposal, but will continue to consider all opportunities to maximize shareholder value for Anheuser-Busch.
In summary,
•	A-B has undertaken a series of initiatives in the last 2 years to better position the company for sustainable long-term growth and we are starting to see improved results.
•	Our new strategic plan is aggressive but is driven by actions that are largely controllable by A-B, and with realistic assumptions in areas we don’t control. Our management team is committed to delivering substantially improved margins and earnings growth for our shareholders.
•	InBev’s proposal significantly undervalues the unique assets of Anheuser-Busch and its long-term earnings and cash flow prospects.
That concludes our prepared remarks. We will now be happy to answer your questions, and I will now turn it back over to our operator for the Q&A session.
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This release contains forward-looking statements regarding the company’s expectations concerning its future operations, earnings and prospects. On the date the forward-looking statements are made, the statements represent the company’s expectations, but the company’s expectations concerning its future operations, earnings and prospects may change. The company’s expectations involve risks and uncertainties (both favorable and unfavorable) and are based on many assumptions that the company believes to be reasonable, but such assumptions may ultimately prove to be inaccurate or incomplete, in whole or in part.
Accordingly, there can be no assurances that the company’s expectations and the forward-looking statements will be correct. Important factors that could cause actual results to differ (favorably or unfavorably) from the expectations stated in this release include, among others, changes in the pricing environment for the company’s products; changes in U.S. demand for malt beverage products, including changes in U.S. demand for other alcohol beverages; changes in consumer preference for the company’s malt beverage products; changes in the distribution for the company’s malt beverage products; changes in the cost of marketing the company’s malt beverage products; regulatory or legislative changes, including changes in beer excise taxes at either the federal or state level and changes in income taxes; changes in the litigation to which the company is a party; changes in raw materials prices; changes in packaging materials costs; changes in energy costs; changes in the financial condition of the company’s suppliers; changes in interest rates; changes in foreign currency exchange rates; unusual weather conditions that could impact beer consumption in the U.S.; changes in attendance and consumer spending patterns for the company’s theme park operations; changes in demand for aluminum beverage containers; changes in the company’s international beer business or in the beer business of the company’s international equity partners; changes in the economies of the countries in which the company, its international beer business or its international equity partners operate; future acquisitions or divestitures by the company, including effects on its credit rating; changes resulting from transactions among the company’s global or domestic competitors; and the effect of stock market conditions on the company’s share repurchase program. Anheuser-Busch disclaims any obligation to update or revise any of these forward-looking statements. Additional risk factors concerning the company can be found in the company’s most recent Form 10-K.